Exhibit 2.2

Dated 28th March 2008

CHINA WORLD TRADE CORP
(as Vendor)

and

TOP SPEED TECHNOLOGIES LIMITED
 (as Purchaser)

and

WILLIAM CHI HUNG TSANG
(as Tsang)

________________________________________________________________

SALE AND PURCHASE AGREEMENT

relating to the share capital of

(1) VIRTUAL EDGE LIMITED (“Virtual Edge”) and

(2) CHINA WORLD TRADE CORPORATION (“CWTC”)

(3) CHINA CHANCE ENTERPRISES LIMITED (“China Chance”)

(4) RAINBOW WISH LIMITED (“Rainbow Wish”)

________________________________________________________________

THIS AGREEMENT is made the 28th day of March 2008

BETWEEN

CHINA WORLD TRADE CORP, a company incorporated in Nevada of United States (File Number: C1785-1998) with limited liability and having its business office at Third Floor, Goldlion Digital Network Center, 136-138 Tiyu Road East, Tianhe District, Guangzhou 510620, People’s Republic of China (the "Vendor")

AND

TOP SPEED TECHNOLOGIES LIMITED, a company incorporated in British Virgin Islands (CI: 608153) with limited liability and having its registered office at Akara Bldg., 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (the "Purchaser")

WHEREAS

1.
Virtual Edge is a company incorporated in British Virgin Islands (CI: 312935) having its registered office at P O Box 957 Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands and with an authorised share capital of 2,500,000 shares with par value US$1.00.  Virtual Edge has no other subsidiary except: (a) 75% of the fully paid share capital of Guangzhou World Trade Center Club Limited, a company under the laws of People’s Republic of China; (b) 75% interest of Beijing World Trade Center Club Limited, a company under the laws of People’s Republic of China; (c) 51% of the issued and outstanding shares of CEO Clubs China Limited, a company under the laws of Hong Kong; (d) 100% of the issued and outstanding shares of CWT Hotel Management Limited, a company under the laws of British Virgin Islands; and (e) 100% of the issued and outstanding shares of CWT Investments Services Limited, a company under the laws of British Virgin Islands.

2.
CWTC is a company incorporated in British Virgin Islands (CI: 595244) having its registered office at Akara Bldg., 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands and with an authorised share capital of 50,000 shares and par value US$1.00.

3.
China Chance, a company incorporated in British Virgin Islands (CI: 579210) with limited liability and having its registered office at Akara Bldg., 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands and with an authorised share capital of 50,000 shares and par value US$1.00. China Chance has no other subsidiary except 100% of the issued and outstanding share of Sonytech Limited, a company under the laws of British Virgin Islands;

4.
Rainbow Wish, a company incorporated in British Virgin Islands (CI: 1035519) with limited liability and having its registered office at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands and with an authorised share capital of 50,000 no par value share of a single class. Rainbow Wish has no other subsidiary except 25% of the issued and outstanding share of CWT International Excursion Investment Limited, a company under the laws of British Virgin Islands;

5.	The Vendor legally and beneficially owns 100% of the issued and fully paid shares of Virtual Edge, CWTC, China Chance and Rainbow Wish

6.
The Vendor has agreed to sell, and the Purchaser has agreed to purchase 100% of the Virtual Edge’s issued and outstanding registered shares (the “Virtual Edge Shares”), 100% of the CWTC’s issued and outstanding registered shares (the “CWTC Shares”), 100% of the China Chance’s issued and outstanding registered shares (the “China Chance Shares”) and Rainbow Wish’s issued and outstanding registered shares (the “Rainbow Wish Shares”) upon the terms set out in this Agreement.

7.
William Chi Hung Tsang (“Tsang”) legally and beneficially owns both 44% and 100% of the issued and outstanding shares of the Vendor and Purchaser respectively. There is shareholder’s loan amounted US$1,516,800 due from the Vendor and payable to Tsang as of March 28, 2008 (“Due Loan”).

8.	Tsang desires to offset the Due Loan against the consideration to acquire the shares Virtual Edge, CWTC, China Chance and Rainbow Wish.

NOW IT IS AGREED:

1.	INTERPRETATION

1.1	In this Agreement, including the Introduction and the Schedules, unless the context otherwise requires, the following terms shall have the following meanings:

"Business Day"	a day (other than a Saturday or a Sunday) on which banks are generally open for business in Hong Kong;

“Closing”	The term defined in Clause 3;

“Virtual Edge”	Virtual Edge Limited, details of which are set out in Schedule 1;

“CWTC”	China World Trade Corporation, details of which are set out in Schedule 2;

“China Chance”	China Chance Enterprises Limited, details of which are set out in Schedule 3;

“Rainbow Wish”	Rainbow Wish Limited, details of which are set out in Schedule 4;

"Selling Companies"	Collectively refers to Virtual Edge, CWTC, China Chance and Rainbow Wish;

“Selling Shares”	Collectively refers to Virtual Edge Shares, CWTC Shares, China Chance Shares and Rainbow Wish Shares;

"Hong Kong"	the Hong Kong Special Administrative Region of the PRC;

“Taxation”
liability to any form of taxation (including, taxes, withholding taxes, duties, imposts, levies, rates or any other amounts payable to any revenue, customs or similar authorities in any part of the world) whenever and wherever created and including an amount equal to any deprivation of any relief from taxation and all costs, interest, penalties, charges and expenses incurred in connection with such taxation of failure to pay such taxation;

“US”	United States of America

“USD”	US Dollar, the currency of US

1.2
In this Agreement, unless the context otherwise requires, any reference to a "Clause" or a "Schedule" or an "Appendix" is a reference to a clause, a schedule or an appendix of this Agreement and, unless otherwise indicated, includes all the sub-clauses of that clause.

1.3
In this Agreement, words importing the singular include the plural and vice versa, words importing gender or the neuter include both genders and the neuter and references to persons include bodies corporate or unincorporate.

1.4	The headings and the table of contents in this Agreement are for convenience only and shall not affect its interpretation.

1.5
References herein to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provision of which they are re-enactments (whether with or without modification) and any subordinate legislation made under provisions.

2.	SALE AND PURCHASE

2.1
Subject to the terms and conditions stated herein, Vendor shall sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser shall purchase and acquire from Vendor on the Closing Date, all of the Selling Shares.  The purchase price to be paid by the Purchaser on the Closing Date for all of the Virtual Edge Shares, CWTC Shares, China Chance Shares and Rainbow Wish Shares is set forth as follows for the transfer of the Shares, payable in accordance with Clause 3.1(b) hereof.

Selling Shares	Consideration
Virtual Edge Shares	USD 2,000
CWTC Shares	USD 5,000
China Chance Shares	USD 1,016,800
Rainbow Wish Shares	USD 493,000

The Selling Shares shall be free from all rights of pre-emption, options, liens, claims, equities, charges, encumbrances or third-party rights of any nature and with all dividends, benefits and other rights now or hereafter becoming attached or accruing thereto as from the date of this Agreement.

3.	CLOSING DATE; EFFECTIVE DATE

3.1
The Vendor shall deliver to the Purchaser certain documents on the Closing (the “Closing Date”) at 3/F Goldlion Digital Network Center, 136-138 Tiyu Road East, Guangzhou 510620, People’s Republic of China at which time all of the following business shall be transacted:

(a)	the Vendor shall deliver to the Purchaser:

(i)	duly passed and signed copies of the resolutions of the Vendor and the Selling Companies;

(ii)	instruments of transfer and bought and sold notes in respect of Virtual Edge Shares, CWTC Shares, China Chance Shares and Rainbow Wish Shares duly executed by the Vendor in favour of the Purchaser;

(iii)	all relevant share certificates in respect of Virtual Edge Shares, CWTC Shares, China Chance Shares and Rainbow Wish Shares; and

(iv)
(if applicable) certified true copies of any power of attorney or other authority pursuant to which this Agreement and any document referred to above may have been executed and such other documents as the Purchaser may require to give good title to the Shares and to enable the Purchaser or such party as it nominates to be registered as the holders thereof.

(b)	the Purchaser shall offset the Due Loan against the Consideration for the transfer of all the Selling Shares under Clause 2.1.

3.2
If the Vendor on the one hand or the Purchaser on the other shall be unable to comply with any of their respective obligations under Clause 3 on or before the date fixed for Closing the party not in default may:

(a)	defer Closing to a date not more than 90 days after the said date (and so that the provisions of this sub-paragraph (a) shall apply to Closing as so deferred); or

(b)	proceed to Closing so far as practicable

without prejudice, in each case, to that party's rights (whether under this Agreement generally or under this Clause) to the extent that the other party shall not have complied with their obligations thereunder.

3.3
The Closing of the sale and purchase of the Shares shall occur on the completion of Clause 3.1 (a) or the additional requirements of any Rules under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

3.4
Notwithstanding the actual Closing Date, the Vendor and Purchaser mutually agree that the effective date of the sale and purchase of the Shares, for all tax and accounting purposes, shall be the signing date of this Agreement (the “Effective Date”).

4.           ADDITIONAL AGREEMENTS

4.1
Notwithstanding the Closing Date, Vendor and Purchaser agree that commencing on the Effective Date, the Purchaser shall have the sole and exclusive right to supervise and manage the business operations of the Selling Companies, including but not limiting to the collection of revenues and payment of expenses and accrued liabilities, and shall have the sole and exclusive financial benefit, if any, and economic risk, if any, of those operations.  From and after the Effective Date, Vendor shall have no interest whatsoever in the business operations of the Selling Companies, and Purchaser agrees to indemnify, defend and hold harmless the Vendor from any liability with respect thereto.

5.           REPRESENTATION AND WARRANTY OF PURCHASER

5.1
Purchaser hereby represents and warrants to Vendor that the Purchaser is acquiring the Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of such Shares, nor with any present intention of distributing or selling such Shares, except insofar as such Shares are included in a public offering registered pursuant to the Securities Act of 1933, as amended, or the disposition thereof is exempt from such registration.  Purchaser understands that the Shares have not been registered under U.S. securities laws and that such Shares are being offered and sold to Purchaser pursuant to a claimed exemption from the registration requirements of such laws.

6.           GENERAL

6.1
Each party shall at all times keep confidential and not directly or indirectly make or allow any disclosure or use to be made of any information in its possession relating to any other party or to the existence or subject matter of this Agreement, except to the extent required by law or with the consent of the relevant party (which consent shall not be unreasonably withheld).

6.2	Each party shall bear its own legal and professional fees, costs and expenses incurred in connection with this Agreement.

6.3	Any stamp duty payable on the sale and purchase of the Shares shall be borne by the Purchaser absolutely.

6.4	Time shall be of the essence of this Agreement.

6.5
This Agreement shall be binding on and shall ensure for the benefit of the successors and assigns of the parties hereto but shall not be capable of being assigned by either party without the prior written consent of the other.

6.6	This Agreement, and the documents referred to in it, constitute the entire agreement, and supersedes any previous agreement, between the parties in relation to the subject matter of this Agreement.

6.7
All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Closing except in respect of those matters then already performed.

6.8
No delay or failure by a party to exercise or enforce (in whole or in part) any right provided by this Agreement or by law shall operate as a release or waiver, or in any way limit that party's ability to further exercise or enforce that, or any other, right.  A waiver of any breach of any provision of this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the party against whom that waiver is claimed.

6.9
Each party shall at its own cost, execute and do all acts, documents and things (reasonably within its powers) as may reasonably be required by any other party so as to vest beneficial and registered unencumbered ownership of the Shares in the Purchaser and otherwise to implement the terms of this Agreement whether before or after Closing.

6.10
No amendment to this Agreement will be effective unless it is in writing and signed by all the parties.  No consent or approval to be given pursuant to this Agreement will be effective unless it is in writing and signed by the relevant party.

6.11
The parties acknowledge and agree that in the event of a default by any party in the performance of their respective obligations under this Agreement, the non-defaulting party shall have the right to obtain specific performance of the defaulting party's obligations.  Such remedy to be in addition to any other remedies provided under this Agreement or at law.

6.12
On termination of this Agreement, each party's rights and obligations will immediately cease provided that such termination shall not affect any accrued rights and obligations of the parties which are expressed to relate to any period following termination nor shall it effects any accrued rights and obligations of the parties as at the date of termination.

7.           GOVERNING LAW

7.1
This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong, and the parties hereto hereby submit to the non-exclusive jurisdiction of the Courts of Hong Kong in connection herewith but this Agreement may be enforced in any court of competent jurisdiction.

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SCHEDULE 1
COMPANY

Company Name	VIRTUAL EDGE LIMITED

C.I. Number	312935

Place of Incorporation	British Virgin Islands

Date of Incorporation	February 18, 1999

Authorised Share Capital	2,500,000 shares with par value US$1.00

Registered and beneficial Shareholders	100% China World Trade Corp

SCHEDULE 2
COMPANY

Company Name	CHINA WORLD TRADE CORPORATION

C.I. Number	595244

Place of Incorporation	British Virgin Islands

Date of Incorporation	July 4, 2006

Authorised Share Capital	50,000 shares with par value US$1.00

Registered and beneficial Shareholders	100% China World Trade Corp, a Nevada company

SCHEDULE 3
COMPANY

Company Name	CHINA CHANCE ENTERPRISES LIMITED

C.I. Number	579210

Place of Incorporation	British Virgin Islands

Date of Incorporation	January 26, 2004

Authorised Share Capital	50,000 shares with par value US$1.00

Registered and beneficial Shareholders	100% China World Trade Corp, a Nevada company

SCHEDULE 4
COMPANY

Company Name	RAINBOW WISH LIMITED

C.I. Number	1035519

Place of Incorporation	British Virgin Islands

Date of Incorporation	July 4, 2006

Authorised Share Capital	50,000 no par value shares of a single class

Registered and beneficial Shareholders	100% China World Trade Corp, a Nevada company

EXECUTION PAGE

SIGNED by William Tsang
for and on behalf of
CHINA WORLD TRADE CORPORATION

in the presence of:

_______________________________

SIGNED by William Tsang
for and on behalf of
TOP SPEED TECHNOLOGIES LIMITED

in the presence of:

_______________________________

SIGNED by William Tsang

in the presence of:

_______________________________